Applied UV Announces Closing of $6.4 Million Upsized Underwritten Public Offering

MOUNT VERNON, NY - (NewMediaWire) - November 16, 2023 - Applied UV, Inc. (Nasdaq: AUVI; AUVIP) (“Applied UV” or the “Company”), a global leading provider of advanced food security and air and surface disinfection technology, today announced the closing of a underwritten public offering with gross proceeds to the Company of approximately $6.4 million, before deducting underwriting discounts and other estimated expenses payable by the Company. The offering was upsized from $6.0 million. The base offering consisted of 42,666,666 units or pre-funded units (the “Units”), each Unit consisting of one share of common stock (“Common Stock”) or one pre-funded warrant (“Pre-Funded Warrant”) to purchase one share of Common Stock in lieu thereof, one-tenth (1/10) of a Series A warrant (“Series A Warrant”) to purchase one share of Common Stock at an exercise price of $1.50 per share and one-tenth (1/10) of a Series B Warrant to purchase one share of Common Stock at an exercise price of $3.00 per share (“Series B Warrant” and, together with the Series A Warrant, the “Warrants”). The Units were offered at a price of $0.15 per Unit. The purchase price of each Unit including a Pre-Funded Warrant is equal to the price per Unit including one share of Common Stock, minus $0.00001, and the remaining exercise price of each Pre-Funded Warrant is equal to $0.00001 per share. The Pre-Funded Warrants are immediately exercisable and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full. The Company used some of the net proceeds from this offering for repayment of a note, and intends to use the rest of the net proceeds for general corporate purposes, including working capital.

In addition, the Company has granted Aegis Capital Corp. a 45-day option to purchase additional shares of Common Stock and/or Pre-Funded Warrants, representing up to 15% of the number of the Units sold in the offering, and additional Warrants representing up to 15% of the Warrants sold in the offering, solely to cover over-allotments, if any. On November 16, 2023, Aegis partially exercised its over-allotment option with respect to 301,972 Series A Warrants and Series B Warrants.

Aegis Capital Corp. acted as the sole book-running manager for the Offering

The offering was made pursuant to an effective registration statement on Form S-1 (No. 333-274879) previously filed with the U.S. Securities and Exchange Commission (the “SEC”) and declared effective by the SEC on November 13, 2023 and an effective registration statement on Form S-1MEF (No. 333-275557) previously filed with the SEC on November 14, 2023, which was effective immediately upon filing. A final prospectus describing the terms of the offering has been filed with the SEC and are available on the SEC’s website located at www.sec.gov. Electronic copies of the final prospectus may be obtained by contacting Aegis Capital Corp., Attention: Syndicate Department, 1345 Avenue of the Americas, 27th floor, New York, NY 10105, by email at syndicate@aegiscap.com, or by telephone at (212) 813-1010.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Applied UV

Applied UV, Inc. provides proprietary surface and air pathogen elimination and disinfection technology focused on improving indoor air quality, specialty LED lighting and luxury mirrors and commercial furnishings, all of which serve clients globally in both the commercial and retail segments. For information on Applied UV, Inc., and its subsidiaries, please visit www.applieduvinc.com.

Forward-Looking Statements

The information contained herein may contain “forward-looking statements.” Forward-looking statements reflect the current view about future events. When used in this press release, the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan,” or the negative of these terms and similar expressions, as they relate to us or our management, identify forward-looking statements. Such statements include, but are not limited to, statements contained in this press release relating to the closing of the offering. Forward-looking statements are based on the Company’s current expectations and assumptions regarding its business, the economy, and other future conditions. In this news release, such forward-looking statements include statements regarding the anticipated use of proceeds from the offering. Because forward–looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the final prospectus. The Company’s actual results may differ materially from those contemplated by the forward-looking statements. They are neither statements of historical fact nor guarantees of assurance of future performance. We caution you therefore against relying on any of these forward-looking statements. Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company cannot guarantee future results, levels of activity, performance, or achievements. Except as required by applicable law, including the securities laws of the United States, the Company does not intend to update any of the forward-looking statements. References and links to websites have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release.

For additional Company Information:

Applied UV Inc.

Max Munn

Applied UV Founder, CEO & Director

Max.munn@applieduvinc.com

Investor Relations Contact:

TraDigital IR

Kevin McGrath